Exhibit 99.1

STRAWBERRY FIELDS REIT ENTERS INTO AGREEMENT FOR

NINE HEALTHCARE FACILITIES LOCATED IN MISSOURI

South Bend, IN. May 28, 2025 (ACCESSWIRE) (NYSE AMERICAN: STRW) On May 22, 2025, Strawberry Fields REIT, Inc. (the “Company”) entered into a Purchase and Sale Agreement with an unaffiliated seller with respect to nine Healthcare Facilities located in Missouri (the “Facilities”). The purchase price for the Facilities, including certain consulting fees, is $59,000,000, payable at the closing.

The nine skilled nursing facilities are comprised of 686 licensed beds.

The Company plans to pay the purchase price utilizing the Company’s current working capital and funds provided by a third-party lender.

Eight of the facilities will be leased to the Tide Group (“Tide”) led by its founder and CEO Brian Ramos. The eight facilities will be added to the master lease the Company entered into in August 2024. The master lease will remain materially unchanged other than resetting the lease expiration for a new 10-year period and includes two 5-year tenant options. Additionally, the lease will increase the Company’s annual rents by $5.5 million and is subject to 3% annual increases.

The ninth facility will be leased to an affiliate of Reliant Care Group L.L.C. (“Reliant”). The facility will be added to the master lease the Company assumed in December 2024. The master lease will remain materially unchanged other than resetting the lease expiration for a 15-year period and includes two 10-year tenant options. Additionally, the lease will increase the Company’s annual rents by $0.6 million and is subject to 3% annual increases.

The Company anticipates closing the on or before July 1, 2025; however, we can give no assurance that the closing will occur within this timeframe, or at all.

About Strawberry Fields REIT

Strawberry Fields REIT, Inc., is a self-administered real estate investment trust engaged in the ownership, acquisition, development and leasing of skilled nursing and certain other healthcare- related properties. The Company’s portfolio includes 132 healthcare facilities with an aggregate of 14,750+ bed, located throughout the states of Arkansas, Illinois, Indiana, Kansas, Kentucky, Michigan, Missouri, Ohio, Oklahoma, Tennessee and Texas. The 132 healthcare facilities comprise 122 skilled nursing facilities, 10 assisted living facilities, and two long-term acute care hospitals.

Safe Harbor Statement

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements regarding: future financing plans, business strategies, growth prospects and operating and financial performance; expectations regarding the making of distributions and the payment of dividends; and compliance with and changes in governmental regulations.

Words such as “anticipate(s),” “expect(s),” “intend(s),” “plan(s),” “believe(s),” “may,” “will,” “would,” “could,” “should,” “seek(s)” and similar expressions, or the negative of these terms, are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could lead to actual results differing materially from those projected, forecasted or expected. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors which could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to: (i) the COVID-19 pandemic and the measures taken to prevent its spread and the related impact on our business or the businesses of our tenants; (ii) the ability and willingness of our tenants to meet and/or perform their obligations under the triple-net leases we have entered into with them, including, without limitation, their respective obligations to indemnify, defend and hold us harmless from and against various claims, litigation and liabilities; (iii) the ability of our tenants to comply with applicable laws, rules and regulations in the operation of the facilities we lease to them; (iv) the ability and willingness of our tenants to renew their leases with us upon their expiration, and the ability to reposition our facilities on the same or better terms in the event of nonrenewal or in the event we replace an existing tenant, as well as any obligations, including indemnification obligations, we may incur in connection with the replacement of an existing tenant; (v) the availability of and the ability to identify (a) tenants who meet our credit and operating standards, and (b) suitable acquisition opportunities, and the ability to acquire and lease the respective facilities to such tenants on favorable terms; (vi) the ability to generate sufficient cash flows to service our outstanding indebtedness; (vii) access to debt and equity capital markets; (viii) fluctuating interest rates; (ix) the ability to retain our key management personnel; (x) the ability to maintain our status as a real estate investment trust (“REIT”); (xi) changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs; (xii) other risks inherent in the real estate business, including potential liability relating to environmental matters and illiquidity of real estate investments; and (xiii) any additional factors included under “Risk Factors” in our Annual Report Form 10-K dated March 13, 2025, including in the section entitled “Risk Factors” in Item 1A of Part I of such report, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC.

Forward-looking statements speak only as of the date of this press release. Except in the normal course of our public disclosure obligations, we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any statement is based.

Investor Relations:

Strawberry Fields REIT, Inc.

IR@sfreit.com

+1 (773) 747-4100 x422